Exhibit 15.3

June 24, 2019

Four Seasons Education (Cayman) Inc.

5th Floor, Building C Jin’an 610

No. 610 Hengfeng Road, Jing’an District

Shanghai 200070

People’s Republic of China

Dear Sirs,

We consent to the reference to our firm in Four Seasons Education (Cayman) Inc.’s Annual Report on Form 20-F for the year ended February 28, 2019, which will be filed with the Securities and Exchange Commission (the “SEC”) in June 2019. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended February 28, 2019. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners